EXHIBIT 99.1a

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
908-630-5000	908-630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP REPORTS EARNINGS
DECLARES 5% STOCK DIVIDEND AND A CASH DIVIDEND OF
$0.05 PER SHARE – A 25% INCREASE

BERNARDSVILLE, NJ – April 30, 2008…Somerset Hills Bancorp (NASDAQ:SOMH) reported net income for the first quarter 2008.  For the quarter ended March 31, 2008, net income was $444,000, or $0.08 per diluted share compared to $0.09 per diluted share during the first quarter 2007.

Somerset Hills Bancorp also declared a 5% stock dividend and a cash dividend of $0.05 per share (or a 25% increase) payable May 30, 2008 to shareholders of record as of May 16, 2008.  This is the seventh consecutive year we have declared a 5% stock dividend and the fourth year we will pay an increased cash dividend.

At March 31, 2008, loans increased $13.0 million, or 6.9% to $201.3 million from $188.3 million when compared to March 31, 2007.  At March 31, 2008, deposits decreased $15.9 million, or 6.2% to $239.2 million from $255.1 million when compared to March 31, 2007.  During that same period, the net interest margin increased from 3.92% to 4.22% and core deposits represent 86.0 % of total deposits at March 31, 2008.

At March 31, 2008, total assets were $288.9 million, compared to $294.9 million at March 31, 2007.

Stewart E. McClure, Jr, President and Chief Executive Officer said, “As we look at the economic environment in early 2008, it is clear that the effects of the sub-prime and residential housing crisis continue.  This in turn creates market conditions where loan demand is weak and competition for deposits is very strong.  With this in mind, we are being cautious, temporarily deemphasizing growth and focusing on the quality of our assets and liabilities.  Our numbers reflect the expense burden associated with our increased level of non-performing assets which we reported during fourth quarter 2007.  We are working diligently to reduce that burden.  Despite these challenges, we are pleased that our core deposits represent 86.0% of total deposits and our net interest margin has increased to 4.22%.  We also remain focused on cross-selling and expense control.  This has allowed us to limit non-interest expense growth to 2.3%, over first quarter last year, despite adding our sixth branch office during the last year.

We look forward to operating in a better economic environment and believe we are positioning ourselves to improve net income at that time as a result of our efforts.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Long Valley, Madison, Mendham, Morristown, and Summit, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the company is traded on NASDAQ Global Market under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

($ in thousands except per share data)	Three Months Ended
	March 31
	2008	2007

Income Statement Data:

Interest income	$3,951	$4,380
Interest expense	1,289	1,836
Net interest income	2,662	2,544
Provision for loan losses	70	0
Net interest income after prov. for loan losses	2,592	2,544
Non-interest income	465	598
Non-interest expense	2,437	2,383
Income before income taxes	620	759
Income tax expense	176	239
Net income	$444	$520

Balance Sheet Data:

Total assets	$288,933	$294,895
Loans, net	201,276	188,309
Loans held for sale	3,048	5,959
Allowance for loan losses	3,126	2,170
Investment securities held to maturity	12,057	13,206
Investment securities held for sale	24,400	38,714
Deposits	239,203	255,142
Shareholders' equity	37,295	38,322

Performance Ratios:

Return on average assets	0.65%	0.74%
Return on average equity	4.82%	5.54%
Net interest margin	4.22%	3.92%
Efficiency ratio	77.9%	75.9%

Asset Quality:

Nonaccrual loans	2,759	236
Net charge-offs	144	0
Allowance for loan losses to total loans	1.53%	1.14%
Nonperforming loans to total loans	1.35%	0.12%

Per Share Data:

Earnings per share- Basic	$0.09	$0.10
Earnings per share- Diluted	$0.08	$0.09
Book value per share	$7.17	$7.30
Tangible Book	$7.17	$7.08

SOMERSET HILLS BANCORP
Consolidated Balance Sheets
(Dollars in Thousand)
	March 31, 2008	December 31, 2007

ASSETS

Cash and due from banks	$9,180	$12,069
Federal funds sold	21,500	5,800
Total cash and cash equivalents	30,680	17,869

Loans held for sale	3,048	3,063
Investment securities held to matrurity (Approximate
market value of $11,964 in 2008 and $13,531 in 2007)	12,057	13,646
Investment securities available for sale	24,400	27,954

Loans receivable	204,289	208,376
Less allowance for loan losses	(3,126)	(3,201)
Net Deferred costs	113	82
Net loans receivable	201,276	205,257

Premises and equipment,net	6,226	6,343
Bank owned life insurance	8,198	8,111
Accrued interest receivable	1,206	1,435
Deferred tax asset	729	723
Other assets	1,113	1,069

TOTAL ASSETS	$288,933	$285,470

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Non-interest bearing deposits-demand	$51,165	$53,783
Interest bearing deposits-NOW, money market and savings	154,636	159,462
Certificates of deposit, under $100,000	18,749	19,170
Certificates of deposit, $100,000 and over	14,653	12,258

Total deposits	239,203	244,673

Federal Home Loan Bank Advances	11,000	3,000
Accrued interest payable	521	523
Taxes payable	123	-
Other liabilities	791	653

Total liabilities	251,638	248,849

STOCKHOLDERS' EQUITY
Preferred stock-1,000,000 shares authorized; none issued	-	-
Common stock- authorized, 9,000,000 shares
of no par value;issued and outstanding,
*5,200,915 in 2008 and *5,176,586 in 2007	37,692	37,513
Accumulated deficit	(651)	(896)
Accumulated other comprehensive income	254	4

Total stockholders' equity	37,295	36,621

TOTAL LIABILITIES AND
STOCKHOLDERS`EQUITY	$288,933	$285,470

*Restated to reflect 5% stock dividends in 2008 and 2007

SOMERSET HILLS BANCORP
Consolidated Statements of Income
(Dollars in Thousand Except For Per Share Data)

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
Interest Income

Loans, including fees	$3,437	$3,545
Investment securities	472	677
Federal funds sold	36	144
Interest bearing deposits with other banks	6	14
Total interest income	3,951	4,380

Interest Expense

Deposits	1,199	1,834
Federal Home Loan Bank Advances	90	2
Total interest expense	1,289	1,836

Net Interest Income	2,662	2,544

Provision for Loan Losses	70	-

Net Interest Income After
Provision for loan Losses	2,592	2,544

Non-Interest Income

Service fees on deposit accounts	66	79
Gains on sales of mortgage loans, net	257	415
Other Income	142	104

Total Non-Interest Income	465	598

Non-Interest Expenses

Salaries and employee benefits	1,305	1,260
Occupancy expense	484	454
Advertising and business promotion	60	112
Stationery and supplies	43	66
Data processing	139	135
Other operating expense	406	356

Total Non-Interest Expenses	2,437	2,383

Income before provision for taxes	620	759

Provision For Income Taxes	176	239

Net Income	$444	$520
Per share data*
Net income -basic	$0.09	$0.10
Net income -diluted	$0.08	$0.09

*Restated to reflect 5% stock dividends
in 2008 and 2007